EXHIBIT 99.1

CONNETICS NAMES DORIS BOESCH
DIRECTOR, STABILITY PROGRAMS

Reports New Option Grant under NASDAQ Marketplace Rule 4350

PALO ALTO, Calif. (March 24, 2006) - Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, announced today that it has named Doris Boesch to the position of Director, Stability Programs.

Additionally, the Compensation Committee of the Company’s Board of Directors approved an inducement grant to Ms. Boesch of a non-qualified stock option to purchase 12,000 shares of Connetics’ common stock. This option award was granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) and with the following material terms: (a) an exercise price of $17.03 which is equal to the fair market value of Connetics’ common stock on the grant date (March 24, 2006), (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to 1/8th of the total grant on the six-month anniversary of Ms. Boesch’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.

About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company's marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne. Connetics' product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics' marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)

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